Exhibit 99.4

Letter to Cascadian Partners and Vendors

[Month xx], 2018

Dear [Valued Partner],

I want to personally inform you that on [DATE] we announced that Cascadian Therapeutics has agreed to be acquired by Seattle Genetics. Seattle Genetics is an emerging global multi-product biotechnology company that develops and commercializes innovative therapies for the treatment of cancer. Our lead product candidate, tucatinib, would complement their existing pipeline of targeted cancer therapies and provide a third late-stage opportunity in solid tumors and expand their global efforts in breast cancer.

We believe that this acquisition represents an excellent path toward fully realizing the potential of tucatinib for patients, growth opportunities for our employees and enhanced service to our customers.

You are a valued business partner and integral to Cascadian Therapeutics’ ability to deliver on our commitment to patients. In recent years, you have played a critical role in the development of tucatinib.

As we move closer to the proposed closing of the transaction, you will have an opportunity to talk with representatives of Seattle Genetics and Cascadian Therapeutics who will play a role in the business when the merger is completed.

It will remain business as usual until the merger is completed, which is expected to be in the first quarter of 2018. We will continue to update you with additional information as we move forward with Seattle Genetics. In the meantime, if you have any questions, please contact me [or your Cascadian Therapeutics representative, NAME at xxx-xxx-xxxx].

Thank you for your continued commitment to our organization.

Sincerely,

[NAME]

Important Information

The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Cascadian Therapeutics or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) and Cascadian Therapeutics will file a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the Offer with the SEC. The offer to purchase shares of Cascadian Therapeutics common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by Valley Acquisition Sub, Inc. and Seattle Genetics, Inc., and the solicitation/recommendation statement will be filed with the SEC by Cascadian Therapeutics. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Innisfree M&A Incorporated toll-free at (888) 750-5834.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain, in addition to historical information, certain forward-looking statements, including, without limitation, statements regarding the pending acquisition of Cascadian Therapeutics, Inc. by Seattle Genetics, Inc. and its affiliates, including Valley Acquisition Sub, Inc. (the Offer, the merger and other related transactions are collectively referred to as the “Transactions”). Often, but not always, forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “plans,” “expects,” “expected,” “will,” “intends,” “potential,” “project,” “possible,” “scheduled,” “estimates,” “intends,” “continue,” “ongoing,” “goal” and similar expressions or variations of such words and phrases or statements that certain actions, events, conditions, circumstances or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. Forward-looking statements involve risks and uncertainties related to Cascadian Therapeutics’ business and the general economic environment, many of which are beyond Cascadian Therapeutics’ control. Such uncertainties and risks include, without limitation: uncertainties as to the timing of the Offer and merger; uncertainties as to how many of the Cascadian Therapeutics’ stockholders will tender their stock in the Offer; the possibility that various closing conditions for the Transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transactions; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the effects of the Transactions (or the announcement thereof) on relationships with employees, customers, other business partners or governmental entities; transaction costs; the risk that the

Transactions will divert management’s attention from Cascadian Therapeutics’ ongoing business operations; and other risks and uncertainties detailed from time to time in documents filed by the Company with the securities regulators in the United States on EDGAR and in Canada on SEDAR, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by the Company. These risks, uncertainties and other factors could cause Cascadian Therapeutics’ actual results to differ materially from those projected in forward-looking statements. Although Cascadian Therapeutics believes that the forward-looking statements contained in this communication are reasonable as of the date hereof, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Cascadian Therapeutics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, conditions, circumstances or otherwise, except as required by applicable law.